                                               Filing pursuant to Rule 424(b)(4)
                                            Registration Statement No. 333-79857


                              Prospectus Supplement

                 (To Prospectus Supplement Dated July 26, 1999)
                               GENERAL MAGIC, INC.
                                  Common Stock

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     You should read this entire prospectus supplement, our base prospectus dated June 3, 1999 (effective as of July 15, 1999), the post-effective amendment to our base prospectus, dated July 26, 1999 (effective as of August 2, 1999), our prospectus supplement on Form 424(b)(4), dated November 29, 2000, our prospectus supplement on Form 424(b)(4), dated December 12, 2000, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 and the other documents incorporated by reference into this prospectus supplement before you invest. These documents contain information you should consider carefully before making your investment decision. You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with different or additional information.

     This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered hereby. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy our common stock in any circumstances in which an offer or solicitation is unlawful.

     Information in this prospectus supplement replaces any inconsistent information in the base prospectus or the post-effective amendment to our base prospectus. Information in this prospectus supplement and the accompanying prospectus may change after the date on the front of the applicable document. You should not interpret the delivery of this prospectus supplement or the accompanying prospectus or the sale of the common stock as an indication that there has been no change in our affairs since that date.

     Our principal executive offices are located at 420 North Mary Avenue, Sunnyvale, California 94086. Our telephone number is (408) 774-4000.

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        INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE S-2 OF THE PROSPECTUS SUPPLEMENT.

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                         LADENBURG THALMANN & CO., INC.
                   Ladenburg Thalmann is not required to sell
                     any specific number or dollar amount of
                    securities but will use its best efforts
                         to sell the securities offered.

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          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
           SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE
      SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 --------------

          The date of this Prospectus Supplement is December 21, 2000.

                               ABOUT GENERAL MAGIC

     General Magic is a voice application services provider. The Company offers its customers premier voice-enabled applications developed on its VoiceXML-based magicTalk-TM- platform. Primary applications for General Magic's magicTalk platform include customer relationship management interactions, value added telecommunication services, Internet voice portal services, and eCommerce transactions. General Magic develops and deploys magicTalk voice applications through the efforts of its professional services organization and offers its customers around-the-clock hosting services in its network operations center ("NOC"). Each General Magic voice application features a personality-rich, socially-engineered voice user interface ("VUI") that responds to ordinary speech, all but eliminating the need to punch buttons or enter codes when using technology such as email, voice mail, telephone, fax and the Internet.

     General Magic's target markets are businesses with high volume customer interactions, including telecommunication providers, enterprises, and Internet companies. To support its customers General Magic provides a full range of professional services to assist in the planning, design, development, deployment and support of voice solutions developed with magicTalk. For customers who require rapid time-to-market and elect to deploy end-to-end voice solutions without investing in a separate hosting facility, General Magic provides customers cost-effective hosting services through its NOC. General Magic's NOC allows the Company to optimize the return on investment for each of its customers by optimizing service performance, managing growth and taking advantage of efficiencies of scale.

     On November 6, 2000, General Magic announced an agreement with Ask Jeeves, Inc. Pursuant to the agreement, General Magic will build the voice user interface and provide hosting services for Ask Jeeves business solutions, which currently serve over 125 corporate customers.

     In July 2000, General Magic concluded an agreement with IBM contemplating the integration of General Magic's magicTalk platform with IBM DirectTalk and IBM WebSphere Voice Server. General Magic and IBM will market and sell voice solutions integrating the companies' technologies. In August 2000, General Magic announced that IBM's Via Voice Automated Speech Recognition engine is now available to customers of General Magic's magicTalk voice solutions. General Magic's open standards-based magicTalk platform currently supports speech recognition technologies from Nuance Communications, Inc. In September 2000, General Magic announced that it had signed a letter of intent to extend the magicTalk platform to support speech recognition as well as text-to-speech technologies from SpeechWorks International, Inc. SpeechWorks, in turn, intends to offer its customers a hosted voice solution through General Magic. General Magic and SpeechWorks currently plan to jointly market and sell their combined product offering.

     In November 1999, General Magic entered into a licensing and technology agreement with General Motors Corporation through what is now its OnStar Corporation subsidiary ("OnStar"). The agreement licenses General Magic's magicTalk platform and custom VUI for OnStar's Virtual Advisor, which provides hands-free voice-activated access to Internet-based information services in vehicles manufactured by General Motors, as well as other international auto makers. General Magic is designing, developing and hosting the OnStar Virtual Advisor service. General Magic delivered Phase I of the OnStar Virtual Advisor for testing in June 2000.

     In June 1999, General Magic launched myTalk, which was an advertising sponsored service that lets people access email over the phone, reply to email messages using their own spoken words and make short calls anywhere in the United States. myTalk attracted more than one million subscribers which management believes provided a successful proof point and demonstrated the appeal of magicTalk-based services and the potential for widespread adoption of voice-enabled services. In June 2000, General Magic discontinued the myTalk consumer service in order to more effectively focus on the development of custom voice solutions on the magicTalk platform. Customized components similar to those offered through the myTalk service are part of General Magic's current offerings.

     In June 1999, Excite@Home launched the Excite Voicemail service, a free advertising-supported service that allows Excite users to receive voicemail and faxes in their Excite email accounts. Excite Voicemail employs General Magic's communications platform and voice user interface technologies to guide callers in leaving voicemail messages and faxes for registered Excite members.

     Although we have made significant progress in our strategy to develop and market voice application services and products, we are subject to all of the risks inherent in the establishment of a new business enterprise. To succeed, we must, among other things, secure adequate financial and human resources to meet our requirements; achieve market acceptance for our voice application services and products; establish and maintain relationships with businesses with high volume customer interactions; establish and maintain alliances with companies that offer technology solutions for businesses with high volume customer interactions; respond effectively to competitive developments; meet the challenges inherent in the timely development and deployment of complex technologies; generate sufficient revenues from our services and products to permit us to operate profitably; and protect our intellectual property. Any failure to achieve these objectives could have a material adverse effect on our business, operating results and financial condition.

                                  THE OFFERING

Common stock offered in this
     prospectus..............................   826,593 shares
Common stock outstanding after
     the offering............................   64,814,624 shares(1)

Use of proceeds..............................   For product development, capital
                                                expenditure, sales and marketing and for
                                                other general corporate purposes. See
                                                "Use of Proceeds."

Nasdaq National Market symbol................   GMGC

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(1) Based on shares outstanding as of December 20, 2000. Does not include 7,554,984 shares of common stock issuable upon exercise of outstanding options, 14,466,014 shares of common stock issuable upon conversion of outstanding preferred stock or 5,767,790 shares of common stock issuable upon exercise of outstanding warrants as of December 20, 2000.

                                  RISK FACTORS

     In this section we summarize certain risks regarding our business and industry. Readers should carefully consider the following risk factors in conjunction with the other information included in this prospectus supplement.

WE HAVE A HISTORY OF LOSSES. WE EXPECT TO CONTINUE TO INCUR LOSSES, AND WE MAY NEVER ACHIEVE AND SUSTAIN PROFITABILITY.

     Since our inception, we have incurred significant losses, including a loss of $27.2 million for the nine-month period ended September 30, 2000. As of September 30, 2000, we had an accumulated deficit of $305.5 million. We expect to have net losses and negative cash flow for at least the next twelve months. We plan to continue to spend significant amounts to develop, enhance and maintain our voice application services and products and to expand our marketing and sales efforts. As a result, we will need to generate significant revenues to achieve profitability. Even if we achieve profitability, we may be unable to sustain or increase profitability on a quarterly or annual basis. If we fail to achieve and sustain profitability, the price of our stock may decline substantially.

OUR LIMITED FUNDING MAY RESTRICT OUR OPERATIONS AND OUR ABILITY TO EXECUTE OUR BUSINESS STRATEGY, AND THE AVAILABILITY OF ADDITIONAL FINANCING IS UNCERTAIN.

     Our business model requires us to devote significant financial resources to the development, enhancement and maintenance of magicTalk, our platform for delivery of voice application services and products, to the expansion of our sales and professional services organizations and to the buildout of our network operations center. If we are not able to successfully manage our existing resources or to secure additional financing in a timely manner, our ability to generate sufficient revenues may be restricted and our business curtailed.

     Effective July 30, 1999, we entered into a common stock investment agreement with an institutional investor providing for an equity line of credit. The common stock investment agreement permits us to require the investor to purchase from time to time an aggregate of up to $20,000,000 of our common stock in increments of up to $5,000,000. In addition, the investor has the right to purchase in its sole discretion up to an aggregate of an additional $6,000,000 of common stock during the term of the common stock investment agreement. On March 10, 2000, we agreed to amend the common stock investment agreement to provide the institutional investor with the option to purchase additional shares of our common stock equal to up to 100% of the amount specified in our put notice to the investor. The aggregate amount of the equity line, however, was not increased by this amendment. There are numerous conditions on our right to draw down under the equity line, including that the closing bid price of the common stock on the business day immediately preceding a draw down notice must be at least $2.00 per share and that the common stock is listed on AMEX, NYSE, The Nasdaq National Market or The Nasdaq SmallCap Market. In addition, the dollar amount specified in any draw down notice will be decreased by one twentieth (1/20) for each business day during the twenty business days immediately following delivery of the draw down notice on which the weighted average price of the common stock is less than $2.062. The weighted average price of our common stock was less than $2.062 on each business day through much of September, October and the first half of November of 1999 and has been less than $2.062 again in December of 2000. It is uncertain that we will be able consistently to meet the closing bid price condition, the listing condition or any other condition. In addition, although we may request drawdowns in increments of up to $5,000,000, the actual dollar amount is subject to limitations based on the daily trading volumes, the market price of our common stock as well as the investor's percentage ownership of General Magic.

     On September 7, 2000, the investment banking firm of Ladenburg Thalmann & Co. Inc. ("Ladenburg Thalmann") executed a letter agreement with us whereby Ladenburg Thalmann agreed to act as the our exclusive placement agent for the offering of up to $45,000,000 worth of our common stock, par value $0.001 per share, on a "reasonable best efforts" basis (the "Agreement"). Ladenburg Thalmann has agreed that it will seek to identify institutional investors who may wish to purchase our common stock from time to time on specific terms to be negotiated between us and such institutional investors. The securities will be offered by us under a prospectus to be delivered pursuant to our pre-existing "shelf" registration statement on Form S-3 (File No. 333-79857) under which we registered, during the summer of 1999, 10,000,000 shares of our common stock for sale.

     Ladenburg Thalmann is not committed to purchase any of our securities, regardless of whether Ladenburg Thalmann does or does not successfully identify others to purchase our securities. We, in turn, are not obligated to sell any of our securities to any prospective purchaser successfully identified by Ladenburg Thalmann.

     On November 29, 2000, we consummated a sale of 1,020,926 shares of our common stock to an institutional investor identified by Ladenburg Thalmann for an aggregate purchase price of $3,297,591.

     On December 12, 2000, we consummated a sale of 1,782,054 shares of our common stock to an institutional investor identified by Ladenburg Thalmann for an aggregate purchase price of $4 million.

     No assurance can be given that additional financing will be available under the equity line or the Agreement with Ladenburg Thalmann or otherwise or that, if available, it will be available on terms favorable to General Magic or its stockholders. The unavailability or timing of revenues and financing may require us to curtail our operations. In addition, if we are not able to generate revenues or obtain funding, we may be unable to meet The Nasdaq National Market's continued listing requirements, and our common stock could be delisted from that market. See "--Our common stock may be delisted from The Nasdaq National Market if we are not able to demonstrate compliance with the continued listing requirements."

THE MARKET FOR OUR VOICE APPLICATION SERVICES AND PRODUCTS MAY NOT DEVELOP, WHICH WOULD SUBSTANTIALLY IMPEDE OUR ABILITY TO GENERATE REVENUES.

     Our future financial performance depends on growth in demand for voice application services and products. If the market for voice application services and products does not develop or if we are unable to capture a significant portion of that market, either directly or through our partners, our revenues and our results of operation will be adversely affected.

     The market for voice application services and products is relatively new and still evolving. Currently, there are a limited number of products and services in this industry. The adoption of voice application services and products could be hindered by the perceived cost, quality and reliability of this new technology, as well as the reluctance of businesses that have invested substantial resources in existing systems, such as touch-tone-based systems, to replace their current systems with this new technology. Accordingly, in order to achieve commercial acceptance, we will have to educate prospective customers, including large, established companies, about the uses and benefits of voice-driven applications in general and our products in particular. If these efforts fail, or if our voice application services and products do not achieve commercial acceptance, our business would be harmed.

     The continued development of the market for our voice application services and products will depend upon the:

     - widespread adoption of voice-driven applications by businesses for use in conducting transactions and managing relationships with their customers;

     -    consumer acceptance of such applications; and

     - continuing improvements in hardware and software technology that may reduce the cost and improve the performance of voice solutions.

WE MUST ESTABLISH AND MAINTAIN RELATIONSHIPS WITH CUSTOMERS AND PARTNERS TO GENERATE REVENUES.

     Our business model for voice application services and products depends on generation of revenue from licensing of our magicTalk communications platform and from voice application development, support and hosting services. Our success in generating these revenues depends on our ability to establish and maintain relationships with organizations that engage in high-volume customer interactions, such as companies with customer relationship management applications, established eCommerce businesses, and value-added telecommunications providers, and with partners that currently provide technology solutions to these businesses. Competition for relationships with companies such as these is extremely intense.

WE CURRENTLY RELY ON A LIMITED NUMBER OF LARGE ORDERS FOR SUBSTANTIALLY ALL OF OUR REVENUES. AS A RESULT, OUR INABILITY TO SECURE ADDITIONAL SIGNIFICANT CUSTOMERS DURING A GIVEN PERIOD OR THE LOSS OF ONE MAJOR CUSTOMER COULD CAUSE OUR QUARTERLY RESULTS OF OPERATION TO SUFFER.

     Due to the nature of our business, in any quarter we are dependent upon a limited number of orders that are relatively large in relation to our overall revenues. Our voice application products and services require significant expenditures by our customers and typically involve lengthy sales cycles. We may spend significant time and incur substantial expenses educating and providing information to prospective customers. Any failure to complete a sale to a prospective customer during a quarter could result in revenues and operating results for the quarter that are lower than expected.

     Our dependence on large customer orders makes it difficult to forecast quarterly operating results. This could cause our stock price to be volatile or to decline.

OUR VOICE APPLICATION SERVICES AND PRODUCTS CAN HAVE LONG SALES AND IMPLEMENTATION CYCLES AND, AS A RESULT, OUR QUARTERLY OPERATING RESULTS AND OUR STOCK PRICE MAY FLUCTUATE.

     Purchase of our voice application services and products requires a significant expenditure by a customer. Accordingly, the decision to purchase our services and products typically requires significant pre-purchase evaluation. We may spend many months educating and providing information to prospective customers regarding the use and benefits of our voice application services and products.

During this evaluation period, we may expend substantial sales, marketing and management resources.

     After purchase, it may take substantial time and resources to implement our solution and to integrate it with our customer's existing systems. If we are performing significant professional services in connection with the implementation, we do not recognize software revenue until after system acceptance or deployment. In cases where the contract specifies milestones or acceptance criteria, we may not be able to recognize services revenue until these conditions are met. We have in the past and may in the future experience unexpected delays in recognizing revenue. Consequently, the length of our sales and implementation cycles may make it difficult to predict the quarter in which revenue recognition may occur and may cause revenue and operating results to vary significantly from period to period. These factors could cause our stock price to be volatile or to decline.

WE EXPECT OUR QUARTERLY REVENUES AND OPERATING RESULTS TO FLUCTUATE. IF OUR QUARTERLY OPERATING RESULTS FAIL TO MEET THE EXPECTATIONS OF FINANCIAL ANALYSTS AND INVESTORS, THE TRADING PRICE OF OUR COMMON STOCK MAY DECLINE.

     Our revenues and operating results are likely to vary significantly from quarter to quarter. A number of factors are likely to cause these variations, including:

     - the timing of sales of our products and services, particularly in light of our dependence on a relatively small number of large orders,

     - the timing of product implementations, particularly large client design projects,

     -    unexpected delays in introducing new products and services,

     - increased expenses, whether related to sales and marketing, product development or administration,

     - deferral of recognition of our revenue in accordance with applicable accounting principles due to the time required to complete projects,

     -    the mix of product license and services revenue, and

     -    costs related to possible acquisitions of technology or businesses.

IF WE ARE UNABLE TO HIRE ADDITIONAL PERSONNEL, OR TO RETAIN KEY TECHNICAL, PROFESSIONAL SERVICE, SALES, MARKETING AND OPERATIONAL PERSONNEL, OUR BUSINESS COULD BE HARMED.

     We intend to hire additional personnel, including engineers, professional service, sales, marketing and operational personnel to support our business. Competition for these individuals is keen, especially in the San Francisco Bay Area. We may not be able to attract, assimilate or retain additional highly qualified personnel. In addition, we rely upon the continued performance and services of our existing employees, including key managerial, technical and operational personnel. Our failure to attract, integrate, motivate and retain additional employees or to motivate and retain existing employees could harm our business.

INTENSE COMPETITION IN THE MARKET FOR VOICE APPLICATION SERVICES AND PRODUCTS COULD PREVENT US FROM ACHIEVING OR SUSTAINING PROFITABILITY.

     The market for voice application services and products is intensely competitive. A number of companies have developed, or are expected to develop, voice applications and/or platform technologies that compete with ours. Competitors in the voice application and platform technologies markets include companies that offer hosted or customer premise equipment-based voice-activated solutions to the telecommunications market, such as AccessLine Communications Corporation, Call Sciences Inc., Comverse Technology, Inc., InterVoice-Brite Inc. and Webley Systems, Inc.; speech recognition vendors, such as Nuance Communications Inc., SpeechWorks International and Vocalis Group plc, to the extent that they engage in or support the development of voice applications; value-added resellers of speech recognition technology, such as NetbyTel.com, Inc. and VocalPoint, Inc.; and companies in the voice portal category, such as BeVocal, Inc., Lucent Technologies, Inc., Motorola Inc., and Tellme Networks Inc. Wireless communications infrastructure companies, such as Telefonaktiebolaget LM Ericsson or OPENWAVE Systems, Inc., may extend their offerings to provide the capabilities of the magicTalk communications platform, as may software developers such as Microsoft Corporation and Oracle Corp., or telecommunications companies such as AT&T Corp. and Sprint Communications Company, L.P. Many of these companies have longer operating histories, significantly greater financial, technical, product development, marketing and sales resources, greater name recognition, larger established customer bases, and better-developed distribution channels than we do. Our present or future competitors may be able to develop products that are comparable or superior to those we offer, adapt more quickly than we do to new technologies, evolving industry trends and standards or customer requirements, or devote greater resources to the development, promotion and sale of their products than we do. Accordingly, we may not be able to compete effectively in our markets, competition may intensify and future competition may harm our business.

TECHNOLOGY CHANGES RAPIDLY IN OUR MARKET, AND OUR FUTURE SUCCESS WILL DEPEND ON OUR ABILITY TO MEET THE NEEDS OF OUR CUSTOMERS.

     The market for voice application services and products is characterized by rapid technological change, changing customer needs, increasingly frequent new product introductions and evolving industry standards. The introduction of products or services embodying new technologies and the emergence of new industry standards could render our voice application services and products obsolete and unmarketable.

     Our success will depend upon our ability to timely develop and introduce new voice application services and products, as well as enhancements to our existing services and products, to keep pace with technological developments and emerging industry standards and address the changing needs of customers, partners, users, sponsors, and advertisers. We may not be successful in developing and marketing new services or products that respond to technological changes or evolving industry standards. We may experience difficulties that could delay or prevent the successful development, introduction and marketing of new services or products. In addition, our new services and products may not adequately meet the requirements of the marketplace or achieve market acceptance.

WE MAY EXPERIENCE DELAYS IN PRODUCT DEVELOPMENT, WHICH COULD ADVERSELY AFFECT OUR REVENUES OR RESULTS OF OPERATION.

     Any delays in product development or market launch could adversely affect our revenues or results of operation. To be successful, we must continue to develop and enhance technologies to enable us to offer voice application services and other products deployed on our magicTalk communications platform. Software product development schedules are difficult to predict because they involve creativity and may require implementation of original, untried solutions or the use of new development tools. Our software development efforts have been delayed in the past. In addition to software development delays, we may also experience delays in other aspects of product development. Any product development delays could delay or prevent successful introduction or marketing of new or improved services or products or the delivery of new versions of our services or products.

THE FAILURE OR UNAVAILABILITY OF THIRD-PARTY TECHNOLOGIES AND SERVICES COULD LIMIT OUR ABILITY TO GENERATE REVENUES.

     We have incorporated technology developed by third parties in certain of the voice application services and products offered to our customers, including the following:

     -    email servers which process both emails and voice mails;

     -    calendar and contact software;

     -    voice recognition software;

     -    text-to-speech software;

     -    the billing system; and

     -    network operations center servers, routers and other equipment.

     We will continue to incorporate third-party technologies in future voice application services and products. We have limited control over whether or when these third-party technologies will be enhanced. In addition, our competitors may acquire interests in these third parties or their technologies, which may render the technology unavailable to us. If a third party fails or refuses to timely develop, license or support technology necessary to our services or products, market acceptance of our services or products could be adversely affected. Moreover, if these third-party technologies fail or otherwise prove to be not viable, it may have a significant impact on our ability to provide our services and/or to generate revenues. In addition, we rely and will continue to rely on services supplied by third parties such as telecommunications, Internet access and power for services hosted in our network operations center. If these third-party services fail to meet industry standards for quality and reliability, market acceptance of our services could be adversely affected.

CONVERSION OF PREFERRED STOCK OR ISSUANCE OF OTHER SECURITIES WOULD DILUTE CURRENT STOCKHOLDERS.

     As of December 20, 2000, we have 186 shares of Series D preferred stock, 428 shares of Series F preferred stock, 1,500 shares of Series G preferred stock and 580 shares of Series H Preferred Stock outstanding, all of which are convertible into common stock. In addition, we have outstanding a warrant to purchase up to an additional 500 shares of Series G preferred stock and warrants to purchase an aggregate, as of December 20, 2000, of 2,798,669 shares of common stock outstanding. We also have an equity line of credit arrangement under which we could issue up to $25,750,000 in common stock and an agreement with Ladenburg Thalmann pursuant to which we may raise up to an additional

$37,702,409 million upon the sale of our common stock. The holders of common stock could experience substantial dilution to their investment upon conversion of the preferred shares, exercise of the warrants, drawdowns under the equity line of credit arrangement, or in the event we elect to raise additional capital pursuant to the Ladenburg Thalmann agreement. The number of shares of common stock issuable upon the conversion of the Series D preferred stock and the Series F preferred stock, upon exercise of the warrants issued in connection with the Series B, Series C and Series D preferred stock transactions, and pursuant to the equity line of credit arrangement, and the Ladenburg Thalmann arrangement depends in part on future prices of our common stock on The Nasdaq National Market. The number of shares of common stock issued pursuant to the equity line of credit arrangement depends on the prices of common stock on The Nasdaq National Market shortly before the date of issuance and sale. We cannot predict the price of the common stock in the future. If the price of our common stock decreases over time, the number of shares of common stock issuable upon conversion of the preferred stock, exercise of the warrants issued in connection with the Series B, Series C, and Series D preferred stock, drawdowns under the equity line of credit, and sales of common stock pursuant to the Ladenburg Thalmann agreement will increase and the holders of common stock would experience additional dilution of their investment. Such dilution could cause the stock price of our common stock to decrease further. A decrease in the stock price of our common stock could cause our common stock to be delisted from The Nasdaq National Market. Our board of directors may authorize issuance of up to 427,101 additional shares of preferred stock that are convertible into common stock without any action by our stockholders. In addition, our board of directors may authorize the sale of additional shares of common stock or other equity securities that are convertible into common stock without any action by our stockholders. The issuance and conversion of any such preferred stock or equity securities would further dilute the percentage ownership of our stockholders.

WE MAY BE REQUIRED TO REDEEM THE OUTSTANDING SERIES D PREFERRED STOCK AND SERIES F PREFERRED STOCK, WHICH COULD SIGNIFICANTLY DEPLETE OUR CASH RESERVES AND MATERIALLY AND ADVERSELY AFFECT OUR FINANCIAL CONDITION.

     The holders of the Series D preferred stock, the Series F preferred stock and the Series H Preferred Stock have redemption rights if we fail to meet the requirements of the documents governing each. As of December 20, 2000, 186 shares of Series D preferred stock, 428 shares of the Series F preferred stock and 580 shares of the Series H preferred stock were outstanding. The redemption value of these shares could total as much as approximately $16.3 million. If we were required to redeem these shares, such payments would significantly deplete our cash balance, which could materially and adversely affect our financial condition. In addition, such a decrease in our cash balance could cause our common stock to be delisted from The Nasdaq National Market. We cannot guarantee that we will be able to meet all of the requirements necessary to avoid a redemption.

OUR COMMON STOCK MAY BE DELISTED FROM THE NASDAQ NATIONAL MARKET IF WE ARE NOT ABLE TO DEMONSTRATE COMPLIANCE WITH THE CONTINUED LISTING REQUIREMENTS.

     We are subject to the continued listing requirements of The Nasdaq National Market. In the event that we are not able to maintain continued compliance with The Nasdaq National Market's "net tangible assets" requirement or any other of its listing requirements, we would be subject to a delisting process. In the event that we are delisted, we will seek to list our common stock on other markets such as The Nasdaq Small Cap Market and The American Stock Exchange, Inc. We cannot guarantee that we will be able to meet the listing requirements of these or any other markets. In the event that we are delisted from The Nasdaq National Market or are not able to list on any other market, the ability to sell shares of our common stock will be adversely affected.

OUR FAILURE TO PROTECT OUR INTELLECTUAL PROPERTY COULD IMPAIR OUR COMPETITIVE POSITION.

     Our future success and ability to compete depends in part upon our proprietary technology and our trademarks, which we attempt to protect under a combination of patent, copyright, trademark and trade secret laws, as well as with confidentiality procedures and contractual provisions. These legal protections afford only limited protection and may be time-consuming and expensive to obtain and/or maintain. Further, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property.

     We hold seventeen patents issued by the United States Patent and Trademark Office ("PTO"). We have eight patent applications pending before the PTO, as well as selected counterpart patent applications pending in foreign jurisdictions. There is no guarantee that patents will be issued with respect to our current or future patent applications. Any patents that are issued to us could be invalidated, circumvented or challenged. If challenged, our patents might not be upheld or their claims could be narrowed. Our intellectual property may not be adequate to provide us with a competitive advantage or to prevent competitors from entering the markets for our products or services. Additionally, our competitors could independently develop non-infringing technologies that are competitive with, equivalent to, and/or superior to our technology. Monitoring infringement and/or misappropriation of intellectual property can be difficult, and there is no guarantee that we would detect any infringement or misappropriation of our proprietary rights. Even if we do detect infringement or misappropriation of our proprietary rights, litigation to enforce these rights could cause us to divert financial and other resources away from our business operations. Further, we expect to license our products internationally, and the laws of some foreign countries would not protect our proprietary rights to the same extent as do the laws of the United States.

OUR PRODUCTS MAY INFRINGE THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS, AND RESULTING CLAIMS AGAINST US COULD BE COSTLY AND REQUIRE US TO ENTER INTO DISADVANTAGEOUS LICENSE OR ROYALTY ARRANGEMENTS.

     The software industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement and the violation of intellectual property rights. Although we attempt to avoid infringing proprietary rights of others, third parties may assert claims against us from time to time alleging infringement, misappropriation or other violations of proprietary rights, whether or not such claims have merit. Such claims can be time consuming and expensive to defend and could require us to cease the use and sale of allegedly infringing products and services, incur significant litigation costs and expenses, and develop or acquire non-infringing technology or obtain licenses to the alleged infringing technology. We may not be able to develop or acquire alternative technologies or obtain such licenses on commercially reasonable terms.

SECURITY PROBLEMS IN OUR VOICE APPLICATION SERVICES OR PRODUCTS WOULD LIKELY RESULT IN SIGNIFICANT LIABILITY AND REDUCED REVENUES.

     Security vulnerabilities and weaknesses may be discovered in our voice application services or products, in the licensed technology incorporated in our voice application services or products, in our network operations center hosting environment, or in the media by which end users access our voice application services or products. Any such security problems may require us to expend significant capital and other resources to alleviate the problems. In addition, these problems could result in the loss or misuse of personal information, including credit card numbers, and may limit the number of customers or subscribers for our voice application services or products. A decrease in the number of customers could lead to decreased revenues. These problems may also cause interruptions or delays in the development of enhancements to our voice application services and products and may result in lawsuits against us.

     We will continue to incorporate security technologies in our voice application services and products. However, such technologies may not be adequate to prevent break-ins. In addition, weaknesses in the media by which users access our voice application services and products, including the Internet, land-line telephones, cellular phones and other wireless devices, may compromise the security of the electronic information accessed. We intend to continue to limit our liability to end users and to our customers and partners, including liability arising from failure of the security technologies incorporated into our services and products, through contractual provisions. However, we may not successfully negotiate such limitations with all our customers and partners, nor may such limitations eliminate liability. We do not currently have liability insurance to protect against risks associated with forced break-ins or disruptions.

ANY SOFTWARE DEFECTS IN OUR PRODUCTS COULD HARM OUR BUSINESS AND RESULT IN LITIGATION.

     Complex software products such as ours may contain errors, defects and bugs. With the planned release of any product, we may discover these errors, defects and bugs, and, as a result, our products may take longer than expected to develop. In addition, we may discover that remedies for errors or bugs may be technologically unfeasible. Delivery of products with undetected production defects or reliability, quality or compatibility problems could damage our reputation. Errors, defects or bugs could also cause interruptions, delays or a cessation of sales to our customers. We could be required to expend significant capital and other resources to remedy these problems. In addition, customers whose businesses are disrupted by these errors, defects and bugs could bring claims against us. Although our contracts typically contain provisions designed to limit our exposure to liability claims, a claim brought against us, even if unsuccessful, could be time-consuming, divert management's attention, result in costly litigation and harm our reputation. Moreover, existing or future laws or unfavorable judicial decisions could limit the enforceability of the limitation of liability, disclaimer of warranty or other protective provisions contained in our contracts.

A CLAIM FOR DAMAGES COULD MATERIALLY AND ADVERSELY AFFECT OUR FINANCIAL CONDITION AND RESULTS OF OPERATION.

     We may be subject to claims for damages related to system errors and other defects in the services we host for our customers or in our General Magic branded services. Agreements with end users of these services typically contain provisions designed to limit exposure to potential product liability claims. However, these provisions may not be sufficient to protect us from liability. Moreover, a claim brought against us, even if unsuccessful, could be time-consuming, divert management's attention, result in costly litigation and harm our reputation. We currently have liability insurance to protect against certain risks associated with system errors and other defects in our services. However, we cannot guarantee that such insurance will be sufficient.

WE DEPEND ON THE INTEGRITY AND RELIABILITY OF OUR SOFTWARE, COMPUTER HARDWARE SYSTEMS AND NETWORK INFRASTRUCTURE, AND ANY INADEQUACIES

MAY RESULT IN SUBSTANTIAL INTERRUPTIONS TO OUR SERVICE.

     Our ability to host services for our customers depends on the integrity of our software, computer hardware systems and network infrastructure, and the reliability of software and services supplied by our vendors, including providers of telecommunications and electric power. We have encountered, and may encounter in the future, errors in our software or our system design, or inadequacies in the software and services supplied by our vendors. Any such errors or inadequacies may result in substantial interruptions to our services or those we host for our customers. Our errors may be expensive or difficult to correct in a timely manner, and we may have little or no control over whether any inadequacies in software or services supplied to us by third parties are timely corrected, if at all.

OUR STOCK PRICE HAS BEEN EXTREMELY VOLATILE, AND EXTREME PRICE FLUCTUATIONS COULD ADVERSELY AFFECT YOUR INVESTMENT.

     The market price of our common stock has been extremely volatile. From January 1, 2000 to December 20, 2000, the closing price of our common stock has varied significantly from a high of $17.313 to a low of $1.21 per share.

     Publicized events and announcements may have a significant impact on the market price of our common stock. For example, shortfalls in our revenue or net income, conversions of preferred stock into common stock, delays in development of our services or products, disruptions in our services, or announcements of partnerships, technological innovations or new products or services by our competitors could have the effect of temporarily or permanently driving down the price of our common stock. In addition, the stock market from time to time experiences extreme price and volume fluctuations that particularly affect the market prices for emerging and technology companies, such as ours. Such price and volume fluctuations are often unrelated or disproportionate to the operating performance of the affected companies. These broad market fluctuations may adversely affect your ability to sell your shares at a price equal to or above the price you purchased them. In addition, a decrease in the stock price of our common stock could cause our common stock to be delisted from The Nasdaq National Market.

DELAWARE LAW AND CERTAIN PROVISIONS OF OUR CHARTER DOCUMENTS MAY INHIBIT A CHANGE OF CONTROL OF GENERAL MAGIC.

     Delaware law and provisions of our charter documents may make it more difficult for a third party to acquire, or may discourage a third party from attempting to acquire, General Magic. We are subject to the anti-takeover provisions of the Delaware General Corporation Law, which could delay a merger, tender offer or proxy contest or make such a transaction more difficult. In addition, provisions of our certificate of incorporation and bylaws may have the effect of delaying or preventing a change in control or in management, or may limit the price that certain investors may be willing to pay in the future for shares of our common stock. These provisions include:

     - authority to issue "blank check" preferred stock, which is preferred stock that can be issued by the board of directors without prior stockholder approval, with rights senior to those of common stock;

     -    prohibition on stockholder action by written consent;

     - requirement that a two-thirds vote of the stockholders is required to amend the bylaws; and

     - advance notice requirements for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting.

     Furthermore, the Series D preferred stock and the Series F preferred stock provide holders rights to redemption of their Series D preferred stock or Series F preferred stock, as the case may be, or penalty payments upon a change in control. In addition, the documents governing the Series D preferred stock and Series F preferred stock prohibit changes of control unless the surviving entity assumes all of our obligations under the Series D preferred stock or Series F preferred stock, as the case may be, and is a publicly traded corporation traded on The Nasdaq National Market, NYSE or AMEX. All of these rights could make an acquisition even more difficult.

OUR FACILITY IS LOCATED NEAR KNOWN EARTHQUAKE FAULTS, AND THE OCCURRENCE OF AN EARTHQUAKE OR OTHER NATURAL DISASTER COULD CAUSE SIGNIFICANT DAMAGE TO OUR FACILITY THAT MAY REQUIRE US TO CEASE OR CURTAIL OPERATIONS.

     Our facility is located in the San Francisco Bay Area near known earthquake faults and is vulnerable to damage from earthquakes. In October 1989, a major earthquake that caused significant property damage and a number of fatalities struck this area. We do not have redundant, multiple site capacity, and so are also vulnerable to damage from other types of disasters, including fire, floods, power loss, communications failures and similar events. Any damage to our facility could lead to interruptions in the services hosted in our network operations center and loss of subscriber information, and could substantially if not totally impair our ability to operate our business. The insurance we maintain may not be adequate to cover our losses resulting from disasters or other business interruptions.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements in this prospectus supplement and the documents incorporated by reference are forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties, including, among others, those listed under "Risk Factors" above and in the documents incorporated by reference.

     In some cases, you can identify forward-looking statements by words such as "anticipates," "believes," "estimates," "seeks," expects," "plans," "intends," "future" and similar expressions.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance, or achievements and therefore such expectations may be incorrect. You are cautioned not to place undue reliance on these forward-looking statements.

     All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by our cautionary statements. The forward-looking statements included or incorporated herein are made only as of the date of this prospectus supplement, or as of the date of the documents incorporated by reference. We do not intend, and undertake no obligation, to update these forward-looking statements.

                                 USE OF PROCEEDS

     We cannot guarantee that we will receive any proceeds in connection with this offering.

     We intend to use the net proceeds of this offering, if any, for product development, capital expenditures, including those relating to the expansion of our network operations center, sales and marketing and for other general corporate purposes. The amounts actually expended for each purpose may vary significantly depending upon numerous factors, including the amount and timing of the proceeds from this offering, the progress of our product cycles, the progress of our network operations center, the market acceptance of our products and the status of competitive products. In addition, expenditures will also depend on the establishment of strategic partnerships with other companies, the availability of other financing and other factors.

     We may also use a portion of the proceeds, if any, to acquire or invest in complementary businesses or technologies. We are not planning or negotiating any such transactions as of the date of this prospectus supplement.

                                    DILUTION

     The net tangible book value of General Magic at November 30, 2000--the most recent date for which audited financial statements are available--was $20,498,669 or approximately $0.33 per share of common stock. General Magic completed a financing on December 12, 2000 that is neither reflected in the November 30 audited financial statements nor included in the foregoing statement of net tangible book value. The net tangible book value of General Magic at November 30, 2000 would have been $24,258,669 or approximately $0.38 per share of common stock had the December 12, 2000 financing been included in the November 30, 2000 financial statements. Net tangible book value per share represents the amount of General Magic's tangible assets less total liabilities, divided by 62,205,977 shares of common stock, which is the number of shares of common stock outstanding on November 30, 2000 (or, for purposes of accounting for the effect of the December 12 financing on net tangible book value, 63,988,031 shares of common stock, which is the number of shares of common stock outstanding on November 30, 2000 plus the number of shares of common stock issued in connection with the December 12 financing).

     Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of common stock in the offering made hereby and the pro forma net tangible book value per share of common stock immediately after completion of the offering. After giving effect to the sale of 826,593 shares of common stock in this offering at an assumed offering price of $1.209784 per share and the application of the estimated net proceeds therefrom (after deducting estimated offering expenses) the pro forma net tangible book value of General Magic as of November 30, 2000 (taking into account the effect of the December 12 financing) would have been $25,198,669 or $0.39 per share, an immediate increase in net tangible book value of $0.01 per share to existing stockholders and an immediate dilution in net tangible book value of $0.819784 per share to purchasers of common stock in the offering, as illustrated in the following table:

Assumed public offering price per share..............................  $1.209784
    Net tangible book value per share at November 30,
       2000..........................................................      $0.38
    Increase per share attributable to new investors.................      $0.01


                                      S-14

Pro forma net tangible book value per share after offering...........      $0.39

Net tangible book value dilution per share to new investors..........  $0.819784

     Net tangible book value does not include $2.0 million related to mandatorily redeemable preferred stock outstanding as of November 30, 2000. To the extent that outstanding options, preferred stock and warrants are exercised or converted, there will be further dilution to new investors.

                              PLAN OF DISTRIBUTION

ISSUANCES OF SHARES OF COMMON STOCK BY US

     We engaged the investment banking firm of Ladenburg Thalmann & Co. Inc. on September 7, 2000 to act as our exclusive placement agent for the offering of up to $45,000,000 worth of our common stock, par value $0.001 per share, on a "reasonable best efforts" basis. Ladenburg Thalmann has agreed with us that it will seek to identify institutional investors who may wish to purchase our common stock from time to time on specific terms to be negotiated between each such institutional investor and us. The securities will be offered by us pursuant to prospectus supplements to our base prospectus, dated June 3, 1999 (effective as of July 15, 1999), as supplemented. Ladenburg Thalmann is not committed to purchase any of our securities, regardless of whether Ladenburg Thalmann does or does not successfully identify others to purchase our securities. We, in turn, are not obligated to sell any of our securities to any prospective purchaser successfully identified by Ladenburg Thalmann.

     Pursuant to our engagement agreement with Ladenburg Thalmann, Ladenburg Thalmann has identified one institutional investor that will be included in this offering.

     We have agreed to pay Ladenburg Thalmann a cash placement fee equal to 3% of the gross proceeds to General Magic from each such sale. We have also agreed to pay Ladenburg Thalmann a special concession fee equal to an additional 3% of the proceeds to General Magic from any sales made pursuant to this prospectus supplement (or, put another way, 6% of the gross proceeds to General Magic from any sales made pursuant to this prospectus supplement) and to issue Ladenburg Thalmann a warrant to purchase 100,000 shares of our common stock at a strike price of $8.6767 per share.

     We also paid to Ladenburg Thalmann a $35,000 non-accountable expense allowance, and we agreed to indemnify Ladenburg Thalmann against certain underwriter's liabilities under the Securities Act of 1933, as amended.

                                  LEGAL MATTERS

     The legality of the shares of common stock offered hereby is being passed upon by Gibson, Dunn & Crutcher LLP.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-3 to register the common stock offered by this prospectus supplement. However, this prospectus supplement does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. We strongly encourage you to carefully read the registration statement and the exhibits and schedules to the registration statement. However, because our registration statement was filed with the Commission over a year ago, you are cautioned not to place undue reliance on it as the information contained in that registration statement has been modified or superseded by this prospectus supplement and the documents incorporated by reference into this prospectus supplement. We strongly encourage you to carefully read the documents incorporated by reference into this prospectus supplement along with your review of the registration statement.

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You can request copies of these documents by contacting the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at www.sec.gov.

     The SEC allows us to "incorporate by reference" the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement. Information in this prospectus supplement supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below:

     1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 1999, filed with the Commission on March 30, 2000.

     2.   Our Report on Form 8-K filed with the Commission on March 31, 2000.

     3. Amendment Number 1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed with the Commission on April 28, 2000.

     4. Our Quarterly Report on Form 10-Q for the Quarter ended March 31, 2000, filed with the Commission on May 15, 2000.

     5.   Our Report on Form 8-K filed with the Commission on May 22, 2000.

     6.   Our Report on Form 8-K filed with the Commission on August 8, 2000.

     7. Amendment Number 1 to our Report on Form 8-K (filed with the Commission on March 31, 2000) filed with the Commission on August 8, 2000.

     8. Our Quarterly Report on Form 10-Q for the Quarter ended June 30, 2000, filed with the Commission on August 14, 2000.

     9.   Our Report on Form 8-K filed with the Commission on August 16, 2000.

     10.  Our Report on Form 8-K filed with the Commission on September 14,
          2000.

     11.  Our Report on Form 8-K filed with the Commission on November 2, 2000.

     12.  Our Report on Form 8-K filed with the Commission on November 7, 2000.

     13. Our Quarterly Report on Form 10-Q for the Quarter ended September 30, 2000, filed with the Commission on November 14, 2000.

     14. The description of the common stock contained in our Registration Statement on Form 8-A filed under the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.

     15. Our Current Report on Form 8-K filed with the Commission on December 21, 2000.

     In addition, we incorporate by reference any future filings we will make with the SEC under Sections 13(a), 13(c) 14 or 15(d) of the Securities Exchange Act of 1934, as amended.

     You may request a copy of these filings, at no cost to you, by writing or telephoning us at:

                               General Magic, Inc.
                          Attention: Investor Relations
                               420 N. Mary Avenue
                           Sunnyvale, California 94086
                            Telephone: (408) 774-4000

                                 TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT
                                                                 PAGE
                                                                 ----

ABOUT GENERAL MAGIC                                               S-1

THE OFFERING                                                      S-2

RISK FACTORS                                                      S-2

SPECIAL NOTE REGARDING
FORWARD-LOOKING STATEMENTS                                       S-13

USE OF PROCEEDS                                                  S-13

DILUTION                                                         S-14

PLAN OF DISTRIBUTION                                             S-14

LEGAL MATTERS                                                    S-15

WHERE YOU CAN FIND MORE INFORMATION                              S-15


PROSPECTUS

                                                                 PAGE
                                                                 ----

ABOUT GENERAL MAGIC                                                 3

THE OFFERING                                                        4

RISK FACTORS                                                        5

SPECIAL NOTE REGARDING
FORWARD-LOOKING STATEMENTS                                         14

USE OF PROCEEDS                                                    14

DILUTION                                                           15

PLAN OF DISTRIBUTION                                               15

LEGAL MATTERS                                                      16

EXPERTS                                                            16

WHERE YOU CAN FIND MORE INFORMATION                                16